Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Cas Purdy	Kate Patterson
Websense, Inc.	Websense, Inc.
(858) 320-9493	(858) 320-8072
cpurdy@websense.com	kpatterson@websense.com

NEWS RELEASE

Websense Names John McCormack President

McCormack Focused on Executing Content-based Security Strategy to Protect Customers,

Drive Channel Partner Margins and Increase Billings

SAN FRANCISCO — April 22, 2009 — Websense, Inc. (NASDAQ: WBSN) today announced that Websense Senior Vice President of Product Development John McCormack has become president of the company. Websense Chief Executive Officer Gene Hodges will share this news with financial analysts today at the company’s fifth-annual financial analyst day in San Francisco.

McCormack, 49, is a security industry innovator with a track record of success at Websense, Symantec, Sygate and Cisco. Since joining the Websense management team in 2006, McCormack has been responsible for Websense product development and technical support services. He served as senior vice president of product development and reported to Websense Chief Operating Officer (COO) and interim Chief Financial Officer (CFO) Doug Wride since April 2007. With this promotion, McCormack will report directly to Hodges.

Commenting on the announcement, Hodges said: “The technology leadership across our Web, data and email security products, the successful integration of our SurfControl, PortAuthority and Defensio acquisitions, our industry-leading channel partner program, as well as the dedicated execution of Websense employees, have all contributed to reinvigorated interest in Websense from our customers, prospects and channel partners. I am confident that John, who has been integral in the success of Websense and other security companies, is ideally suited to accomplish Websense goals moving forward in an exciting time for our company and industry.”

“Now that the successful integration of acquisitions is behind us, our focus is on executing our content-based security strategy, what we call Essential Information Protection,” said McCormack. “I’m pleased to have the confidence of the board of directors to lead us to the next phase of Websense growth.”

Wride will continue as the company’s COO and interim CFO. Wride was appointed president in April 2007, and added the title of COO in January 2009 in recognition of the expanded scope of his responsibilities. On March 27, 2009, Wride resumed the duties of CFO, a position he held from 1999 until August 2007. Websense continues to search for a permanent CFO. Upon the successful completion of that search, Wride will resume his involvement as COO with the company’s global channel as well as the global operations of the business.

John McCormack’s Background

Before joining Websense, McCormack was vice president of engineering for Symantec’s Client Security group, responsible for Symantec AntiVirus products and the acquired Sygate Technologies product line. McCormack joined Symantec through the acquisition of Sygate where he was senior vice president of product development. His efforts led Sygate’s entry into the Network Access Control market and delivered products to achieve the leadership position in Gartner’s Magic Quadrant.

Prior to Sygate, McCormack served as general manager of the Secure Managed Networks Business Unit of Cisco where he led a global implementation team of more than 300 engineers, marketing and development experts responsible for a broad range of security and network management hardware and software products. During his eight-year career at Cisco, McCormack’s organization delivered many innovations including significant components of Cisco’s Network Admission Control (NAC) initiative and the delivery of the company’s Wireless LAN security services. Before joining Cisco, McCormack spent nine years as a development executive at Tandem Computers where he was responsible for the development of networking and operating system software.

McCormack earned a master’s degree in engineering management from George Washington University and a bachelor’s degree in computer science from the University of New Hampshire. He also holds three U.S. patents in network information acquisition and presentation.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for more than 44 million employees at organizations worldwide. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

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This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding future product offerings; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks relating to execution of growth initiatives, customer acceptance of the company’s services, products and fee structures; the success of Websense brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense public filings with the Securities and Exchange Commission, available at http://www.sec.gov. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.